Exhibit 99.6

FORM OF

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary or other nominee of nontransferable rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share, of Jacksonville Bancorp, Inc. (the “Company”), pursuant to the rights offering described and provided for in the Company’s Prospectus dated [                    ], 2013 (the “Prospectus”), hereby certifies to the Company and to Registrar and Transfer Company, as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of common stock pursuant to the Oversubscription Privilege (as defined in the Prospectus), the number of shares specified below pursuant to the Oversubscription Privilege, listing separately below each such exercised Basic Subscription Privilege and the corresponding Oversubscription Privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the Oversubscription Privilege, each such beneficial owner’s Basic Subscription Privilege has been exercised in full:

	Number of Shares Owned on Record Date	Number of Shares Subscribed for Pursuant to Basic Subscription Privilege	Number of Shares Subscribed for Pursuant to Oversubscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number

Participant Name:

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)

1